Exhibit 99

                    Ameron Reports Labor Disputes

    PASADENA, Calif.--(BUSINESS WIRE)--Feb. 12, 2004--Ameron International Corporation (NYSE:AMN) reported that portions of two of its domestic operations are inactive due to labor disputes. Last week, workers, the majority of whom are represented by the Boilermakers and Laborers unions, struck two of Ameron's Water Transmission Group's plants in Southern California. Separately, workers represented by the Teamsters union, went on strike last Friday at Ameron's principal quarry and ready-mix operation on Oahu in Hawaii, which is part of the Infrastructure Products Group. The issues of disagreement between Ameron and the respective unions differ from location to location, but center principally on employee health care costs, pensions and wages.
    Ameron operates four segments. In the U.S., its Water Transmission Group has seven plants in Southern California, Northern California and Arizona. The Infrastructure Products Group has quarry and ready-mix operations on Oahu and Maui, and five pole plants throughout the U.S. The Fiberglass-Composite Pipe and Performance Coatings & Finishes Groups have production facilities throughout the world. Production continues at all operations not on strike.
    Negotiations between Ameron and the unions are continuing and management is hopeful that a resolution can be obtained. However, the Company is unable to predict the length of the strikes or the impact on Ameron's sales and profitability. During 2003, Ameron's gross profit totaled $166.5 million on consolidated sales of $600.5 million. The operations affected by the strikes accounted for approximately 16% and 22% of Ameron's 2003 gross profit and sales, respectively. James
S. Marlen, Ameron's Chairman, President and Chief Executive Officer, said, "Management is doing all it can to fairly and equitably resolve these matters."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: Ameron International Corporation
             James S. Marlen / Gary Wagner, 626-683-4000